PRESS RELEASE

SOUTHWALL TECHNOLOGIES, INC.

3975 East Bayshore Road

Palo Alto, CA 94303

Phone: (650) 962-9111

Fax: (650) 967-8713

www.southwall.com

Contacts:

Thomas G. Hood, President and CEO

thood@southwall.com

For Immediate Release

SOUTHWALL TECHNOLOGIES APPOINTS INTERIM CHIEF FINANCIAL OFFICER

PALO ALTO, CA - February 9, 2004 - Southwall Technologies Inc. (Nasdaq:SWTX), a global developer, manufacturer and marketer of thin-film coatings for the electronic display, automotive glass and architectural markets, today announced that it has appointed Maury Austin as interim chief financial officer, effective February 9, 2004. The appointment of Mr. Austin is considered interim until a permanent chief financial officer is selected. Austin was most recently chief financial officer of Vicinity Corporation from 2000 until its acquisition by Microsoft in 2003.

Mr. Austin served as chief financial officer of Symmetricom from 1999 to 2000 and was chief financial officer/chief operating officer of Flashpoint prior to that. He held a variety of positions at Apple Computer between 1988 and 1997, including the post of vice president and general manager of the Imaging Division.

"We are very pleased to have someone with Maury's extensive financial background on board," said Thomas G. Hood, Southwall's president and chief executive officer. "We are making progress in our restructuring activities and believe Maury will be instrumental in helping us complete them."

About Southwall Technologies Inc.

Southwall Technologies Inc., designs and produces thin film coatings that selectively absorb, reflect or transmit light. Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and exports advanced thin film coatings to over 25 countries around the world. Southwall's customers include Audi, BMW, DaimlerChrysler, Hewlett-Packard, Mitsubishi Electric, Mitsui Chemicals, Peugeot~~-~~Citroën, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the company's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements in this press release are based on information available to the company on the date hereof, and the company assumes no obligation to update any such forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented. These risks include the possibility that Southwall will not successfully complete its restructuring and that, even if completed, such restructuring will not be effective. Further risks are detailed in the company's filings with the Securities and Exchange Commission, including those set forth in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003; its Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, filed on November 17, 2003, as amended by its Quarterly Report Form 10-Q/A, filed on November 19, 2003; its Current Reports on Form 8-K, filed on December 9, 2003, December 16, 2003, and January 9, 2004.

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